Exhibit 99.1

Contacts:	Jack Lief	Carin Canale
	President and CEO	Porter Novelli Life Sciences
		Media & Investor Relations
	David Walsey	858.527.3498
	Director, Corporate Communications

	Arena Pharmaceuticals, Inc.
	858.453.7200, ext. 1682

www.arenapharm.com

Arena Pharmaceuticals Announces First Quarter 2006 Financial Results

San Diego, CA, May 8, 2006 - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported financial results for the first quarter ended March 31, 2006.

Total revenues in the first quarter of 2006 were $12.1 million, compared to $4.4 million in the first quarter of 2005. Arena reported a net loss allocable to common stockholders in the first quarter of 2006 of $12.7 million, or $0.30 per share. This compares with a net loss allocable to common stockholders in the first quarter of 2005 of $25.0 million, or $0.79 per share, which included a $7.4 million non-cash charge to accretion of discount and deemed dividend on redeemable convertible preferred stock.

“In the first quarter we significantly strengthened our financial position by completing a $169 million follow-on offering, complemented by a $5 million milestone from Ortho-McNeil in connection with initiating the Phase 1 clinical trial of APD668 for type 2 diabetes,” stated Jack Lief, Arena’s President and Chief Executive Officer. “Our improved financial position not only supports our efforts to advance our pipeline, but also provides additional flexibility to pursue optimal partnering strategies for lorcaserin, our obesity candidate expected to enter Phase 3 later this year, and APD125, our insomnia candidate expected to enter Phase 2 later this year.”

Research and development expenses totaled $20.5 million in the first quarter of 2006, compared to $18.9 million in the first quarter of 2005. The increase in research and development expenses in 2006 as compared to 2005 is primarily attributable to an increase in the number of research and development personnel. Research and development expenses in the first quarter of 2006 included $0.7 million in stock-based compensation expense. General and administrative expenses totaled $5.6 million in the first quarter of 2006, compared to $2.8 million in the first quarter of 2005. The increase in general and administrative expenses in 2006 as compared to 2005 is primarily attributable to costs related to Arena’s growing and maturing patent portfolio. Arena’s patent costs include costs related to its partnered programs. Total patent costs in the first quarter of 2006 were $2.7 million, compared to $0.4 million in the first quarter of 2005. To the extent Arena’s collaborators are obligated to reimburse Arena for such costs, the reimbursements are classified as revenues. Arena recorded $1.6 million in patent reimbursement costs from its collaborators in the first quarter of 2006. General and administrative expenses in the first quarter of 2006 included $0.5 million in stock-based compensation expense.

Cash, cash equivalents and short-term investments totaled $291.1 million at March 31, 2006, and included net proceeds to the company of approximately $169.0 million from a follow-on stock offering completed in February 2006 as well as proceeds of approximately $8.3 million from the exercise of warrants to purchase 829,856 shares of Arena’s common stock. Common stock outstanding totaled approximately 47.2 million shares at March 31, 2006.

Arena’s First Quarter Highlights

•      Reporting results from the chronic twelve and six-month pre-clinical toxicology studies of lorcaserin that did not demonstrate any apparent drug effect on heart values or pulmonary vasculature.

•                  Initiating a Phase 1 clinical trial of APD668, a novel orally administered drug candidate discovered by Arena and being developed in collaboration with Ortho-McNeil, Inc., for the treatment of type 2 diabetes. The initiation of the Phase 1 trial triggered a $5 million milestone payment to Arena under its collaboration with Ortho-McNeil to develop compounds targeting the Glucose-Dependent Insulinotropic receptor, or the GDI receptor (previously referred to by Arena as the 19AJ receptor). The GDI receptor is a novel receptor discovered by Arena that has the potential to stimulate insulin production in response to increases in blood glucose.

•                  Completing a follow-on stock offering of 10,637,524 shares at the public offering price of $16.90 per share, resulting in net proceeds to the company of approximately $169.0 million.

•                  Promoting Robert E. Hoffman to Chief Financial Officer. Mr. Hoffman also serves as Arena’s Vice President, Finance, and has been an Arena employee since 1997.

Scheduled Earnings Call

Arena will host both a conference call and webcast to discuss the first quarter 2006 financial results, and to provide a corporate update today, Monday, May 8, 2006, at 5:00 p.m. EDT (2:00 p.m. PDT). Jack Lief, President and Chief Executive Officer and Robert E. Hoffman, Vice President, Finance and Chief Financial Officer will host the conference call.

The conference call may be accessed by dialing 866.800.8652 for domestic callers and 617.614.2705 for international callers. Please specify to the operator that you would like to join the “Arena First Quarter 2006 Earnings Call.” The conference call will be webcast live under the investor relations section of Arena’s website at www.arenapharm.com, and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

Upcoming Corporate Presentations

Arena is currently scheduled to present at the following investment and industry conferences through June 2006:

•                  Bank of America 2006 Annual Healthcare Conference, May 16-18, 2006, Las Vegas, Nevada

•                  Pacific Growth Equities 2006 Life Sciences Growth Conference, June 12-14, 2006, San Francisco, California

•                  Needham & Company 5th Annual Biotechnology Conference, June 14-15, 2006, New York, New York

About Arena Pharmaceuticals

Arena is a clinical-stage biopharmaceutical company focusing on the discovery, development and commercialization of small molecule drugs in four major therapeutic areas: metabolic, central nervous system, cardiovascular and inflammatory diseases. Arena is developing a broad pipeline of compounds targeting an important class of drug targets called G protein-coupled receptors, or GPCRs, using its knowledge of GPCRs and its technologies, including CART(TM) (Constitutively Activated Receptor Technology) and Melanophore. Arena has four internally discovered, clinical-stage drug candidates for major diseases. The most advanced is lorcaserin hydrochloride (previously referred to by Arena as APD356), a selective 5-HT2C serotonin receptor agonist that is under investigation for the treatment of obesity and is expected to enter Phase 3 clinical development in the second half of 2006. Arena’s lead drug candidate for the treatment of insomnia, APD125, is a compound with a novel mechanism of action (a selective 5-HT2A receptor inverse agonist) with an IND pending before the FDA for the initiation of a Phase 2 trial in patients with chronic insomnia. Arena also has two clinical-stage collaborations with major pharmaceutical companies: Merck & Co., Inc., began a Phase 1 clinical trial of an Arena-discovered drug candidate for the treatment of atherosclerosis and related disorders in the third quarter of 2005; and Ortho-McNeil, Inc., a Johnson & Johnson company, began a Phase 1 clinical trial of APD668, an Arena-discovered drug candidate for the treatment of type 2 diabetes in the first quarter of 2006.

Arena Pharmaceuticals(R) and Arena(R) are registered service marks of the company. CART(TM) is an unregistered service mark of the company. “APD” is an abbreviation for Arena Pharmaceuticals Development.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the expected clinical trials of lorcaserin hydrochloride (previously referred to by Arena as APD356) and APD125, Arena’s ability to enter into new collaborations, and other statements about Arena’s strategy, technologies, preclinical and internal and partnered clinical programs, and ability to develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the FDA may not allow Arena’s planned clinical trials to proceed at the time Arena expects or at all, the results of preclinical studies or clinical trials may not be predictive of future results, Arena’s ability to partner lorcaserin hydrocloride, APD125 or other of its compounds or programs, the timing, success and cost of Arena’s research, out-licensing endeavors and clinical trials, Arena’s ability to obtain additional financing, Arena’s ability to obtain and defend its patents, and the timing and receipt of payments and fees, if any, from Arena’s collaborators. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended March 31,
	2006	2005
	(unaudited)
Revenues
Total revenues	$12,126	$4,420

Expenses
Research and development	20,490	18,902
General and administrative	5,608	2,812
Amortization of acquired technology	384	384
Total expenses	26,482	22,098

Interest and other income, net	2,130	376
Net loss	(12,226)	(17,302)

Dividends on redeemable convertible preferred stock	(493)	(361)
Accretion of discount and deemed dividend related to redeemable convertible preferred stock	—	(7,372)
Net loss allocable to common stockholders	$(12,719)	$(25,035)

Net loss per share, basic and diluted	$(0.30)	$(0.79)

Shares used in calculating net loss per share, basic and diluted	42,363,465	31,846,957

Note: The Condensed Consolidated Statements of Operations has been derived from the audited financial statements for the period indicated.

Condensed Consolidated Balance Sheet Data

(In thousands)

	March 31,	December 31,
	2006	2005
	(unaudited)	(Note)
Assets
Cash, cash equivalents and short-term investments	$291,133	$127,939
Accounts receivable	2,042	848
Other current assets	7,677	5,721
Land, property and equipment, net	49,018	49,639
Acquired technology, investments and other assets	14,726	13,982
Total assets	$364,596	$198,129
Liabilities and Stockholders’ Equity
Deferred revenues	$21,665	$24,144
Other liabilities	26,638	24,668
Redeemable convertible preferred stock	50,270	49,777
Stockholders’ equity	266,023	99,540
Total liabilities and stockholders’ equity	$364,596	$198,129

Note: The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

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